                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    HARMON INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                              1300 JEFFERSON COURT
                          BLUE SPRINGS, MISSOURI 64015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD AT 2:00 P.M. ON MAY 9, 1995
                      AT THE COUNTRY CLUB OF BLUE SPRINGS
                              1600 N. CIRCLE DRIVE
                             BLUE SPRINGS, MISSOURI

To the Holders of Common Stock of Harmon Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Harmon Industries, Inc. will be held for the following purposes:

    1.  To elect eleven (11) members of the Board of Directors;

    2. To approve the selection of KPMG Peat Marwick as Auditors for the forthcoming fiscal year;

    3. To vote on a proposal to increase the number of shares covered by the Company's 1990 Incentive Stock Option Plan from 500,000 to 650,000.

    4. To vote on a shareholder proposal to recommend the Company terminate its practice of paying to members of the Board of Directors a fee for attending meetings by telephonic conference;

    5. To vote on a shareholder proposal to recommend the Company terminate its practice of granting options to members of the Board of Directors pursuant to the Company's 1988 Director Stock Option Plan; and

    6. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 17, 1995, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The transfer books of the Company will not be closed.

    Shareholders who do not expect to attend the meeting in person are asked to date, sign and return the proxy using the enclosed envelope which needs no postage if mailed in the United States.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        Robert E. Harmon
                                        Chairman
1300 Jefferson Court
Blue Springs, Missouri 64015
March 31, 1995

                                     [LOGO]

                              1300 JEFFERSON COURT
                          BLUE SPRINGS, MISSOURI 64015

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1995

                            SOLICITATION OF PROXIES

    This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Harmon Industries, Inc. (the "Company") commencing on March 31, 1995. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Shareholders, which will be held at the Country Club of Blue Springs, 1600 N. Circle Drive, Blue Springs, Missouri on May 9, 1995 at 2:00 p.m. and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder who executes and returns the enclosed proxy has the right to revoke it, in writing, at any time before it is voted at the meeting.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile by the directors or by a few executives or employees of the Company at a nominal cost, and the Company may reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to principals.

    The Board of Directors of the Company has fixed the close of business on March 17, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of that date, the Company had 6,728,252 shares of Common Stock outstanding and entitled to vote at the meeting.

    Each share of Common Stock entitles the shareholders to one vote for each share held. All voting, unless otherwise specifically indicated, requires approval by majority of the shares of stock represented in person or by proxy at the meeting and voted on the matter in question. Abstentions and broker non-votes are tabulated as if no vote was cast for the matter indicated. Shareholders have the right to accumulate votes in the election of directors, that is, to cast a total number of votes for one or more nominees for directors equal to the number of shares held times the number of directors to be elected. The shareholder may cast his or her votes for one nominee or distribute his or her votes among two or more nominees. Votes withheld in the election of directors are not tabulated as a vote for or against the person or persons indicated. The selection of directors is determined in the order of those nominees receiving the highest number of votes in favor of election until the number of nominees to be elected in the election have been selected.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Common Stock of the Company owned beneficially as of March 17, 1995 by each person who, as of that date, to the best knowledge of management, was the beneficial owner of more than 5% of the outstanding shares or who is a named executive officer. Common Stock is the only class of voting securities.

                                                                                           PERCENT
      TITLE                        NAME AND ADDRESS OF                   BENEFICIAL          OF
     OF CLASS                       BENEFICIAL OWNER                    OWNERSHIP(1)      CLASS(2)
- ------------------  -------------------------------------------------  ---------------  -------------
   Common Stock     FMR Corp.                                               433,900(3)         6.3%
                    82 Devonshire Street
                    Boston, Massachusetts 02109

   Common Stock     ROPARBAN, Designee for MidAmerican Bank & Trust,        413,043            6.0%
                    as Trustee for the Company's ESOP
                    P.O. Box 1677
                    Lawrence, Kansas 66044

   Common Stock     Robert E. Harmon                                        263,830(4)         3.8%

   Common Stock     Charles M. Foudree                                       46,760(5)         0.7%

   Common Stock     Bjorn E. Olsson                                          43,000            0.6%

   Common Stock     Gary E. Ryker                                            25,365            0.4%

   Common Stock     Noel B. Smith                                            12,365            0.2%

   Common Stock     Beneficial ownership of all officers and                607,383            8.8%
                    directors as a group (21 in group)

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP option shares and unexercised director option shares (see discussion under caption "Executive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and have only shared voting rights. Amounts in the ESOP allocated to Messrs. Harmon, Foudree, Olsson, Ryker and Smith and all officers and directors as a group were 5,006; 4,161; 948; 11; 1,343 and 29,689 shares, respectively.

(2) Percentages are calculated on 6,902,297 shares representing the total of 6,728,252 outstanding shares and 174,045 shares for unexercised director and ISOP options.

(3) FMR Corp., through its subsidiaries and affiliates, provides investment advisory and/or management services concerning these shares which are owned by various institutional clients. It has sole voting power in 389,100 shares and sole dispositive power in 433,900 shares.

(4) Does not include 4,200 shares owned by his wife for which Robert E. Harmon disclaims beneficial ownership.

(5) 33,360 shares are beneficially owned and held of record by M. Colleen Foudree as trustee for the M. Colleen Foudree Trust with sole voting and disposition power. 9,400 shares are held by the Charles M. Foudree Trust with sole voting and disposition power. The remainder are held by Charles
     M. Foudree and represent unexercised director option shares.

    Based on a review of reports on Forms 3, 4 and 5 and amendments to such forms filed with the Company, the Company is aware of no late filing of such forms for persons required to file such forms in connection with Section 16(a) of the Securities Exchange Act of 1934, as amended. The Company is unaware of any transactions in which there was a failure to file by a reporting person under such Act.

                             ELECTION OF DIRECTORS

    Eleven directors are to be elected at the Annual Meeting of Shareholders for one year or until their successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. If, for any reason, any of the nominees is unable or declines to serve, the proxies will be voted for the other persons listed or for substitute nominees nominated by management. During fiscal 1994, the Board of Directors held six meetings. All of the directors nominated for re-election herein attended greater than 75% of the meetings of both the Board and the respective committees for which they were eligible to serve.

    The Director Compensation and Nomination Committee proposes nominees for Board positions and evaluates director compensation. The Committee consists of Herbert M. Kohn (Chairman), Bruce M. Flohr and Judith C. Whittaker. The Committee met one time during 1994. The Committee will consider proposed director candidates submitted by shareholders. Proposals for the 1996 election must be received in writing prior to November 14, 1995.

    The Audit Committee of the Board of Directors is composed of Donald V. Rentz (Chairman), Thomas F. Eagleton, Herbert M. Kohn and Judith C. Whittaker. The Audit Committee reviews and monitors financial controls throughout the Company, supervises the internal audit function and monitors the Company's relationship with the external auditors. The committee met two times in 1994.

    The Compensation Committee was composed of Gerald E. Myers (Chairman until May 10, 1994), Rodney L. Gray, Bruce M. Flohr and Douglass Wm. List during 1994. On May 10, 1994, Rodney L. Gray became Chairman. The Compensation Committee is a standing committee of the Board of Directors and establishes executive salary and bonus levels for the executive officers and the Presidents of the Company's subsidiaries. During 1994, the Compensation Committee met four times.

                               DIRECTOR NOMINEES

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                       STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR    PERCENT OF         OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE         CLASS(2)     BENEFICIALLY(1)
- ------------------------  -----------  --------------------------------------  --------------  -------------  ---------------
Thomas F. Eagleton                65   Since 1987,  University  Professor  of     05/03/88            0.1%          4,000
                                       Public  Affairs, Washington University
                                       in St. Louis,  Missouri and member  of
                                       the  law firm of  Thompson & Mitchell;
                                       for more than five years prior to that
                                       a  United  States  Senator  from  Mis-
                                       souri.
Bruce M. Flohr                    56   Since 1977, President of RailTex, Inc.     05/11/93            0.1%          4,000
Charles M. Foudree                50   Executive   Vice   President   of  the     07/27/72            0.7%         46,760(3)
                                       Company since Sept. 1986. Treasurer of
                                       the Company since  1974. Secretary  of
                                       the Company since 1982.
Rodney L. Gray                    42   Since  June  1993, Chairman  and Chief     05/11/93            0.1%          4,000
                                       Executive Officer of Enron
                                       International, Inc.;  prior  to  that,
                                       Senior    Vice-President-Finance   and
                                       Treasurer of Enron Corp. from  October
                                       1992  to  June  1993;  prior  to  that
                                       Vice-President and Treasurer of  Enron
                                       Corp.
Robert E. Harmon                  56   Chairman  of the Board  of the Company     10/02/61            3.8%        263,830(4)
                                       since February  1975. Chief  Executive
                                       Officer  of the  Company from November
                                       1969 to  December 1994.  President  of
                                       the Company from November 1969 to July
                                       1990.
Herbert M. Kohn                   56   From  June 1991, a  partner in the law     09/01/85            0.4%         30,400
                                       firm of Bryan Cave;  from 1966 to  May
                                       1991,  a partner in  the firm of Linde
                                       Thomson Langworthy Kohn and Van  Dyke,
                                       P.C.
Douglass Wm. List                 39   Since  January 1988, President, List &     05/08/90            0.2%         13,600
                                       Company, Inc., a management consulting
                                       firm  based  in  Baltimore,  Maryland.
                                       Since December 1992, also President of
                                       Railway  Engineering Associates, Inc.,
                                       having been Vice-President and General
                                       Manager  of  that  company  since  May
                                       1988.

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                       STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR    PERCENT OF         OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE         CLASS(2)     BENEFICIALLY(1)
- ------------------------  -----------  --------------------------------------  --------------  -------------  ---------------
Gerald E. Myers                   53   Self  employed  management  consultant     05/03/88            0.5%         37,743(5)
                                       since July  1989; prior  to that  Vice
                                       President  of Electronics  Materials &
                                       Components Group of  Square D  Company
                                       since  1985; prior to that Chairman of
                                       the Board, President & Chief Executive
                                       Officer   of   General   Semiconductor
                                       Industries,   Inc.   (a   wholly-owned
                                       subsidiary  of  Square  D)  from  July
                                       1985.
Bjorn E. Olsson                   49   President  and Chief Executive Officer     05/06/86(6)         0.6%         43,000
                                       of the  Company  since  January  1995;
                                       President  and Chief Operating Officer
                                       of the  Company  from August  1990  to
                                       December  1994;  prior  to  that  Vice
                                       President of Corporate Development  of
                                       Investment  AB Cardo since 1987; prior
                                       to that President  of SAB  NIFE AB,  a
                                       subsidiary   of  Investment  AB  Cardo
                                       (formerly  Wilh.  Sonesson  AB)  since
                                       1982.
Donald V. Rentz                   56   President  of Graham  Wholesale Floral     09/09/70            0.1%          4,000
                                       since  1993;   President   of   Renmar
                                       Company  from 1991  to 1993; President
                                       of Morton Cabinet  Company, Inc.  from
                                       1984 to 1991.
Judith C. Whittaker               56   Since  1992,  Vice-President-Legal, of     05/11/93            0.1%          4,000
                                       Hallmark Cards, Incorporated; prior to
                                       that,  Associate  General  Counsel  of
                                       Hallmark  Cards, Inc. since 1978; from
                                       1988 to present, also
                                       Vice-President/General   Counsel    of
                                       Univision  Holdings,  Incorporated,  a
                                       subsidiary of Hallmark Cards,
                                       Incorporated.

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP option shares and unexercised director option shares (see discussion under caption "Execu-tive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and shared voting rights. Shares in the ESOP allocated to Messrs. Harmon, Foudree and Olsson were 5,000; 4,161 and 948 shares respectively.
(2) Percentages are calculated on 6,902,297 shares representing the total of 6,728,252 outstanding shares and 174,045 shares for unexercised director and ISOP options.
(3) 33,360 shares are beneficially owned and held of record by M. Colleen Foudree as trustee for the M. Colleen Foudree Trust with sole voting and disposition power. 9,400 shares are held by the Charles M. Foudree Trust with sole voting and disposition power. The remainder are held by Charles
     M. Foudree and represent unexercised ISOP and director option shares.

(4) Does not include 4,200 shares owned by his wife for which Robert E. Harmon disclaims beneficial ownership.
(5)  Includes 28,743 shares which are held in a living trust.
(6)  Mr. Olsson had previously served as a director of the Company from February
     1982 until May 1985.

    Mr. Eagleton serves as an advisory director of Monsanto Chemical Corporation, a publicly-held company. Ms. Whittaker serves as a director of MCI Communications Corporation, a publicly-held company. Mr. Flohr serves as an officer and director of RailTex, Inc., which is a publicly-held company. Mr. List is a director of MNX, Inc., a publicly-held company. Mr. Gray is a director of Battlemountain Gold Company, a publicly-held company. Mr. Foudree is a director of OTR Express, Inc., a public company. None of the other director nominees serves as a director of any other company with a class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

CERTAIN TRANSACTIONS.

    Mr. Kohn is currently a partner of the Bryan Cave firm, which the Company retains as legal counsel for certain matters.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries (determined as of the end of the last fiscal year), to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1994, 1993 and 1992:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM COMPENSATION
                                                                                       --------------------------------
                                                                                                    AWARDS
                                              ANNUAL COMPENSATION(1)                   --------------------------------
                             --------------------------------------------------------                     OPTIONS/ SARS
                                           SALARY      BONUS        OTHER ANNUAL       RESTRICTED STOCK    (# OF SHS.)
NAME AND PRINCIPAL POSITION  FISCAL YEAR   ($)(2)     ($)(3)      COMPENSATION ($)      AWARD(S) ($)(4)        (5)
- ---------------------------  -----------  ---------  ---------  ---------------------  -----------------  -------------
Robert E. Harmon                   1994     205,854    124,614           --                   --                2,000
 CEO                               1993     202,222     79,400        --                    --                  2,000
                                   1992     184,688     81,483        --                    --                  1,000
Bjorn E. Olsson                    1994     219,285    112,914        --                    --                  2,000
 President & COO                   1993     191,487     89,400        --                    --                  3,000
                                   1992     179,845     81,483        --                    --                  1,000
Charles M. Foudree                 1994     157,505     77,514        --                    --                  2,000
 Executive V.P. -                  1993     145,736     69,100        --                    --                  2,000
 Finance, Secretary                1992     137,690     72,313        --                    --                  1,000
 and Treasurer
Gary E. Ryker (7)                  1994     140,989     73,714        --                    --                    -0-
 V.P. - Marketing                  1993     133,824     69,100        --                    --                    -0-
 and Sales                         1992      78,589     34,956        --                    --                 25,000
Noel B. Smith                      1994     135,253     70,814        --                    --                    -0-
 President, Electro                1993     124,800     78,800        --                    --                    -0-
 Pneumatic                         1992     119,739     56,102        --                    --                    -0-
 Corporation

                                PAYOUTS
                             -------------      ALL OTHER
                             LTIP PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION       ($)            ($)(6)
- ---------------------------  -------------  -----------------
Robert E. Harmon                     -0-           93,629
 CEO                                 -0-           83,440
                                     -0-           82,503
Bjorn E. Olsson                      -0-           47,091
 President & COO                     -0-           36,547
                                     -0-           33,490
Charles M. Foudree                   -0-           71,379
 Executive V.P. -                    -0-           60,815
 Finance, Secretary                  -0-           57,139
 and Treasurer
Gary E. Ryker (7)                    -0-           25,342
 V.P. - Marketing                    -0-            8,922
 and Sales                           -0-              -0-
Noel B. Smith                        -0-           47,271
 President, Electro                  -0-           36,181
 Pneumatic                           -0-           33,591
 Corporation

(1) Includes no perquisites (i.e. auto allowance, club dues or aircraft use) because in all instances these total less than $50,000 or 10% of the total of annual salary and bonus reported for each named executive officer.

(2) Salary includes amounts deferred under the Company's 401(k) at the election of the named executive officer.

(3)  Bonus includes cash and stock components (See discussion under the  heading
     "Employment Contracts" below.)

(4)  Restricted  stock  awards (100%  vested)  are described  under  the heading
     "Employment Contracts" below and are included under the "Bonus" column in this table. At year end 1994, the aggregate restricted stock holdings and values based on year-end price of $19.50 per share of Messrs. Harmon, Olsson, Foudree, Ryker and Smith were 3,365 shares ($65,618); 4,365 shares
     ($85,118); 3,365 shares  ($65,618); 365  shares ($7,118)  and 1,365  shares
     ($26,618), respectively.

(5)  Includes  grants of options under the Company's 1990 Incentive Stock Option
     Plan, as well as annual awards to Messrs. Harmon, Olsson and Foudree of options on 1,000 shares under the Company's non-qualified 1988 Director
     Option Plan for 1992. In 1993, the 1988 Director Option Plan annual grants were increased to 2,000 shares.

(6)  Includes allocation of contributions to the Company's Deferred Compensation
     Plan and to the Company's non- discriminatory Employee Stock Ownership Plan
     (ESOP). The amounts included in this column representing allocation of the contribution made in 1994 to the Company's ESOP for Messrs. Harmon, Olsson, Foudree, Ryker and Smith were $18,017; $18,017; $16,040; $15,682; and
     $15,097, respectively. The balance shown for each in the column represented allocation of contributions for such named executive officers to the Company's Deferred Compensation Plan. (See discussion under the heading
     "Pension Plan" below.)

(7) Mr. Gary E. Ryker commenced employment as an officer of the Company on August 1, 1992. Amounts shown for 1992 represent amounts paid during that partial year of Mr. Ryker's employment.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

    During 1994, none of the named executive officers received a grant of stock options or stock appreciation rights under the Company's 1990 Incentive Stock Option Plan. The following table contains information concerning the grant of stock options under the Company's non-qualified 1988 Director Option Plan or the 1990 Incentive Stock Option Plan to the named executive officers (see discussion below under "Director Compensation" below):

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                           POTENTIAL REALIZABLE
- ----------------------------------------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                  % OF TOTAL                                      RATES OF STOCK PRICE
                                                 OPTIONS/SARS                                   APPRECIATION FOR OPTION
                              OPTIONS/ SARS       GRANTED TO        EXERCISE OR                         TERM(3)
                             GRANTED (1) (#   EMPLOYEES IN FISCAL   BASE PRICE     EXPIRATION   ------------------------
           NAME                OF SHARES)            YEAR           ($/SH) (2)      DATE(1)       5% ($)       10% ($)
- ---------------------------  ---------------  -------------------  -------------  ------------  -----------  -----------
Robert E. Harmon                    2,000                7.7             20.50      05/31/96     $   4,203    $   8,610
Bjorn E. Olsson                     2,000                7.7             20.50      05/31/96         4,203        8,610
Charles M. Foudree                  2,000                7.7             20.50      05/31/96         4,203        8,610
Gary E. Ryker                      -0-                -0-               N/A           N/A           N/A          N/A
Noel B. Smith                      -0-                -0-               N/A           N/A           N/A          N/A

(1) In their capacities as directors of the Company, on May 31, 1994, Messrs. Harmon, Olsson and Foudree received an option for 2,000 shares of the Company's common stock under the Company's non-qualified 1988 Director Option Plan. For a description of the terms of the options see "Director Compensation" below.

(2)  The exercise price equals the fair market value of the underlying shares on the date of grant.  Options are exercisable  immediately upon grant  unless
     delays   are  necessary  to  avoid  the  statutory  limitations  on  grants established under the  Internal Revenue Code.  The options are  exercisable anytime  during a five-year period from date  of grant or the date on which the option was first exercisable.

(3) These amounts represent certain assumed rates of appreciation only and may have no correlation to current or future actual market conditions.

OPTION EXERCISES AND HOLDINGS.

    The following table provides, for the named executive officers, information concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the last fiscal year for both the Company's 1990 ISOP (numbers to the left) and the Company's non-qualified 1988 Director Option Plan (numbers to the right):

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                                VALUE (IN $) OF
                                                                                NUMBER OF         UNEXERCISED
                                                                               UNEXERCISED        IN-THE-MONEY
                                                                              OPTIONS/SHARES       OPTIONS AT
                                                                               AT 12/31/94       12/31/94(2)(3)
                                      NUMBER OF SHARES
                                        ACQUIRED ON         VALUE (IN $)      ISOP/DIRECTOR      ISOP/DIRECTOR
               NAME                       EXERCISE          REALIZED(1)          OPTIONS            OPTIONS
- -----------------------------------  ------------------  ------------------  ----------------  ------------------
Robert E. Harmon                         -0-/1,000           -0-/13,125        45,800/4,000      707,586/12,250
Bjorn E. Olsson                         37,000/1,000       575,971/13,438      1,000/4,000         -0-/12,250
Charles M. Foudree                      39,300/1,000       634,679/12,500       -0-/4,000          -0-/12,250
Gary E. Ryker                            3,000/-0-           33,950/-0-         22,000/-0-        247,500/-0-
Noel B. Smith                            1,650/-0-           28,867/-0-         9,350/-0-         146,047/-0-

(1)  Market price at exercise less exercise price.

(2)  All outstanding options shown are currently exercisable. There are no SARs.

(3)  Market price at 12/31/94 ($19.50) less exercise price.

LONG-TERM INCENTIVE PLANS.

    The company has no Long-Term Incentive Plans for which awards are granted or vested based upon return on equity or changes therein.

PENSION PLANS.

    The Company has no defined benefit pension plans. The Company has a non-qualified, unfunded deferred compensation plan and trust for officers and key employees, providing for certain payments upon retirement, death or disability. Under the plan, the employees receive retirement payments equal to a portion of the average of the three highest consecutive years' compensation. Upon retirement, these payments are to be made for the remainder of the employee's life with a minimum payment of ten years' benefits to either the employee or his beneficiary. The plan provides for reduced benefits upon early retirement, disability or termination of employment. The amount of the deferred compensation expense for all covered employees for 1994 was approximately $522,000 and amounts allocated to the named executive officers are included in the "All Other Compensation" column of the Summary Compensation Table.

    The Company also has an Employee Stock Ownership Plan and Trust ("ESOP"). Employees, including officers of the Company who satisfy the ESOP's eligibility criteria of hours and service are eligible to participate. Allocations are based on the ratio of an eligible individual's salary (subject to current regulatory caps) to the total salaries of all eligible persons. Standards for vesting are based upon years of service with the Company in accordance with current regulatory guidelines. Under the

ESOP, the Company is not required to make any contributions, other than matching 401K funds. However, the Company's current intention is to contribute approximately 15% of the participating companies' pre-tax earnings to the ESOP. The 15% contribution would include the funds required to fulfill a portion of the companies' obligation to match a portion of the employee's 401K contribution. The contribution to the ESOP for the years ended December 31, 1992, 1993 and 1994 totalled $1,547,000; $2,540,000 and $3,045,000, respectively, which amounts were paid in cash. The amount of compensation included in the "All Other Compensation" column of the Summary Compensation Table includes the amounts of respective annual contributions allocated for the named executive officers as of March 31 of the preceding year.

CANCELLATION AND REGRANT OF OPTIONS.

    During 1994 the Company did not cancel, regrant or reprice any outstanding stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Mr. Gerald Myers (Chairman until May 10, 1994), Mr. Douglass Wm. List, Mr. Bruce M. Flohr and Mr. Rodney L. Gray served on the Compensation Committee of the Company for the past fiscal year. On May 10, 1994, Mr. Rodney L. Gray was named Chairman of the Compensation Committee. None of the members of the Compensation Committee are officers or employees of the Company. The
Compensation Committee of the Company establishes executive salary and bonus levels for the executive officers of the Company and the Presidents of its subsidiaries.

    The Company does not believe that any interlocks exist between members of the Compensation Committee and any third party represented on the Board of Directors or providing significant services to the Company.

EMPLOYMENT CONTRACTS.

    Messrs. Harmon, Olsson, Foudree, Ryker and Smith had employment contracts with the Company during 1994 which provide for the payment to such officers of annual salaries of at least $250,000, $151,095, $137,865 and $131,250, respectively. Mr. Harmon retired as Chief Executive Officer at December 31, 1994, at which time his employment contract expired. The employment contracts have a rolling 12-month term. For the year ended December 31, 1994, these officers' contracts included an annual cash bonus based on 1994 return on capital employed as it related to the 1994 budget. If the return on capital employed is higher than budget, then the bonus increases; if the return is lower, the bonus decreases. 1994 bonuses under this plan, which are included in the above table, amounted to $114,100; $102,400; $67,000, $63,200 and $60,300 for Messrs. Harmon, Olsson, Foudree, Ryker and Smith, respectively.

    The executive officers of the Company and certain key employees of the Company and its subsidiaries were also subject to a stock bonus plan whose contribution is based on a percentage of pre-tax consolidated profits. A portion of this bonus is normally paid in shares of Harmon stock which are subject to a two-year trading restriction and are valued at fair market value at time of issuance. The remainder of the bonus is paid in cash to help offset the individual's income tax expense. During 1994, a bonus accrued for 1993 was paid in cash to each of twelve individuals, including the named executive officers, which bonus was $10,000. During 1995, a bonus accrued for 1994 was paid to each of thirteen individuals, which bonus was valued at $10,514. (See discussion in the Compensation Committee Report under "Bonuses" below.)

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

    The Company's executive compensation program is overseen by the Compensation Committee, a standing committee of the Board of Directors composed of non-employee directors. The Compensation Committee was composed of Directors Rodney L. Gray, Bruce M. Flohr, Douglass Wm. List and Gerald E. Myers during 1994. Prior to May 10, 1994, Gerald E. Myers served as Chairman, and after that date, Rodney L. Gray served as Chairman. None of these non-employee directors have any interlock or other relationships with the Company that would call into question their independence as committee members. The Committee determines compensation matters involving senior executives of the Company and the Presidents of the Company's
subsidiaries. The purpose of the Compensation Committee of the Board of Directors is to provide guidance and overview monitoring of all executive compensation and benefit programs with a focus on sustaining the Company's strong performance values, rewarding improved shareholder value and ensuring competitive compensation to hold and attract highly-talent executives. The Committee periodically reviews and monitors in the aggregate, annual salaries of all such executives and key employees, as well as deferred compensation, bonus and other incentive compensation plans for executive officers of the Company. The Committee also has responsibility for reviews and revisions of employment contracts and the recommended base salary levels under the employment contracts (subject to minimum levels established in the contracts) for the executive officers of the Company. The Company also reviews and administers the 1990 Incentive Stock Option Plan of the Company. During 1994, the Committee met four times.

    During 1994 and each of the prior years since 1991, the Committee has conducted a comprehensive salary and total compensation package analysis for the officers and key employees of the Company. This analysis was based upon information on comparable companies provided to the Committee by independent sources, including Executive Compensation Services, Inc., Growth Resources, Hewitt Association and William M. Mercer, Inc.

    Additionally, during 1994, the Compensation Committee retained William M. Mercer, Incorporated, to undertake a comprehensive Executive Compensation Review of executive compensation for the Company, including a comparison to other companies in the railroad supply industry. The Committee utilized the analysis and suggestions in the report as part of the basis upon which base salary and bonus adjustments were evaluated.

    The Compensation Committee analyzed the base salary and the total compensation (base salary plus annual incentives) of the Company's executives as compared to median survey data and to comparative companies in the rail supply industry. Overall, base salaries are below (yet competitive with) median survey data. Total compensation levels for the Company's executives was close to or at the 75th percentile of survey data. Additionally, base salary increases for the Company's executives in 1994 averaged a 5.0% increase over the prior year's level, which increases were consistent with the survey data. The survey data sources are standard general indices constructed and provided by outside vendors and are believed to be more comparable in size, based on gross sales, than the performance peer group. Furthermore, the surveys consist of many more data points than the limited number of companies in the peer performance stock group. Generally, the Committee compares the Company executive salaries with median base salaries for similar positions from the surveys, and historically sets base salaries for the Company's executives below the median of comparable survey levels. Bonus awards, including those tied to shareholder value indices, are set as a percentage of base at levels higher than the median of survey percentages for the respective positions. The Executive Compensation Review undertaken by Wm. H. Mercer, Incorporated used both broad general surveys and Peer Performance stock group for comparison purposes.

    The Committee believes that the top management of Harmon must operate as a team and that the cause and effect relationship between the efforts of any one individual and corporate performance is weak and difficult to discern. Hence, in general, the compensation of the executive team tends to track as a group with the performance of the Company. The Committee does, however, make exceptional decisions where exceptional circumstances exist. Furthermore, the Committee does establish individual performance objectives and measure individual performance against these objectives in an effort to ensure that all members of the top management team are fulfilling the expectations set for them. Recommendations for base salaries and awards for each individual executive officer are established after evaluation of individual performance factors (equally weighted) including the following: knowledge of job responsibilities, relationship with others, working capacity, initiative, character, leadership, adaptability, teamwork, administrative ability and individual goal attainment. The evaluation by the Committee includes the degree to which each individual has met individual performance objectives. These performance objectives are believed to relate directly to the Company's performance and are therefore related to shareholder value.

    Additionally, in option grants under the 1990 Incentive Stock Option Plan, the Committee considers the shareholdings and option holdings of both the individual executive as well as those of other executives on the management team.

    In order to meet the objectives set out above, the Committee has designed the executive compensation program to be consistent with the Company's overall pay philosophy. Base salaries, the fixed regular periodic component of pay, are conservatively established at levels comparable to the median of base salaries for similar positions at companies with similar levels of sales and overall financial performance. Annual cash and stock bonuses, which are directly linked to the short-term financial performance of the Company as a whole, are designed to provide better than competitive pay only for better than competitive financial performance. The incentive stock option plan is structured in such a way as to advance the interests of the Company and its shareholders by encouraging key employees of the Company to acquire an equity interest in the success of the Company and to improve shareholder values. The Board of Directors and the Committee believe that the plan enables the Company to attract and retain the services of key employees upon whose judgment, interest and special efforts the successful conduct of the Company's operations is largely dependent. The incentive stock option plan is intended as a long-term incentive program, which provides rewards to the executives only to the extent that shareholders have benefitted. Each of the components is described in more detail below.

BASE SALARY.

    On August 4, 1994, the Committee conducted a review of the performance and compensation of the Company's senior executives, including Robert E. Harmon and the other named executive officers. This review included key accomplishments of each officer, an evaluation of achievement of individual goals and objectives, and an assessment of their contributions to the Company's improved performance. In reliance in part upon survey data at median levels and his plans for retirement at December 31, 1994, the Committee recommended that Robert E. Harmon receive no base salary increase effective September 1, 1994. The Committee also recommended an increase of 5% for the executive officers and key employees (including the other named executive officers) except for Mr. Olsson and three other individuals. Base salary for Mr. Olsson was increased by approximately 33% over his prior year's base salary as a result of the realignment of his duties. The three other individuals received base salary increases in a range of approximately 9% to 20% to bring their base salary levels comparative to median survey levels. The new base salary levels for all executives were established by the Committee and presented to the Board of Directors at its August 1994 meeting.

BONUSES.

    All of the executive officers of the Company, including the named executive officers, were subject to a stock bonus plan. The bonus is based on a percentage of pre-tax consolidated profits set by the plan at 1%. The percentage has not been changed since the plan was established in 1987. The plan includes a fixed percentage but no range of minimum or maximum levels are set in the plan. There Committee is currently evaluating replacement of the stock bonus plan with a long-term incentive plan tied to stock ownership requirements. A portion of this bonus is normally paid in shares of Harmon stock which are subject to a two-year trading restriction and are valued at fair market value at time of issuance. The remainder of the bonus is normally paid in cash to help offset the individual's income tax expense associated with the bonus. During 1993, a bonus for fiscal year 1992 was paid to each of twelve individuals including the named executive officers, which bonus was $8,123 ($3,515 in cash and $4,068 represented by 365 shares of common stock of the Company.) During 1994, a bonus in cash for fiscal year 1993 was paid to each of twelve individuals including the named executive officers, which bonus was $10,000. Each recipient was required to use the cash payment to exercise outstanding stock options held by the recipient and to pay the resulting income taxes attributable to the exercise. The stock bonus for 1994 (to be paid in 1995) will be $10,513.95 for each of thirteen officers. The stock bonus will be paid as either (i) $5,316 in cash and $5,198 represented by 460 restricted shares of common stock of the Company, or (ii) ISOP options for 1,100 shares. To the extent that an officer receives ISOP options, there is no current cost to fund the grant and there is no tax deduction at the time of the grant of the option. See discussion below under "Incentive Stock Option Plan" for details of option term and exercise price. The decision of payment of the stock bonus in the form of an option is believed to be consistent with the goal of increasing the common stock ownership of the Company's executive officers.

    The Company maintained for its executive officers and key employees during 1994 an additional cash bonus plan the "ROCE bonus plan" based on Return on Capital Employed as compared to the budget adopted by the Board of Directors. Operating budgets for the Company and its subsidiaries, which provide the base for the ROCE bonus plan, are approved by the Board of Directors. The ROCE bonus plan provides for increases in bonus, if the return on capital employed is higher than budget, as well as a decrease in bonus, or no bonus, if the return is lower than budget. There is no maximum limit on the amount of bonus which could be payable under the ROCE plan. The formula for Return on Capital Employed is the sum of pretax earnings from continuing operations plus interest expense divided by the sum of average total assets minus non-interest bearing liabilities. Thus, the percentage may be increased by maximizing operating income while minimizing the total assets necessary for the operation of the business to produce that operating income. As a consequence, the bonus of each participant is determined by comparison of annual operating results and use of capital employed to budgeted levels. For 1994, budgeted ROCE on a consolidated basis was 30.8%, and actual ROCE for 1994 on the same basis was 34.2%. The Committee annually evaluates total bonus compensation paid under the return on capital employed plan (ROCE) and the relative percentage participation levels of key employees. For 1994, the percentage participation levels for Messrs. Harmon, Olsson, Foudree, Ryker and Smith were 7.8%, 7.8%, 6.6%, 7.7% and 6.6%, respectively.

    Amounts payable under the ROCE plan for 1994 for Messrs. Harmon, Olsson, Foudree, Ryker and Smith were $114,100; $102,400; $67,000; $63,200 and $60,300 and are included in the "Bonus" column of the Summary Compensation Table above. The Committee believes that the ROCE plan encourages the creation of shareholder wealth by creating incentives both to maximize operating profit for the Company and minimize capital employed. Additionally, the ROCE Plan rewards efficiencies in production and innovation in quality-based productivity techniques.

    On December 7, 1994, the Committee approved a modification of the current executive cash bonus plan of the Company effective for fiscal 1995. The
Committee referred to the Mercer Executive Compensation Review and recommendations contained in that report. The Committee approved a new executive cash bonus plan based on 70% weighting for ROCE and 30% weighting for earnings growth. The new proposal establishes target base bonus levels as a percentage of current base salary. Percentages are 30%, with the exception of Mr. Olsson, whose target base bonus is established at 40% of his base salary. The base bonus levels of Messrs. Olsson, Foudree, Ryker and Smith are $100,000; $45,329; $41,360; and $39,375, respectively. Mr. Harmon is not eligible for participation in the executive cash bonus plan due to his retirement on December 31, 1994. The actual bonus is calculated based on actual performance numbers for ROCE as compared to budget and earnings growth based on primary earnings per share as compared to an Earnings Growth Rate Target established by the Board of Directors at 20% for fiscal 1995. The ROCE portion of the formula accounts for 70% of the base bonus and is adjusted as follows based on the ratio of actual versus budget
ROCE: under 75% of budgeted ROCE--no bonus award; from 75% to 99% of budgeted ROCE--pro-rated award; at 100% of budgeted ROCE--100% of potential ROCE bonus and for each 1% above budgeted ROCE a $7,000 incremental increase for each officer. The earnings growth factor is calculated on a comparison between primary earnings per share for the fiscal year as compared to an annual Earnings Growth Rate Target established by the Board of Directors. The growth rate target for fiscal 1995 will be 20% and for each 1% plus or minus deviation of actual results from the Earnings Growth Rate Target, the awards under the earnings growth factor for each officer will be modified by plus or minus 5%. This new executive cash bonus plan has been expanded to include not only the traditional ROCE measurement standard, but also earnings growth as a critical indicator of financial health of the Company. The objective of this Incentive Bonus Plan is to provide an additional incentive to each officer of the Company to advance the interests of the Company and its stockholders and create a more direct tie between annual performance and increased shareholder values.

INCENTIVE STOCK OPTION PLAN.

    The Committee considers outstanding option holdings in determining whether to grant additional options under the Company's 1990 Incentive Stock Option Plan to any individual. No named executive officer received a grant of options pursuant to the ISOP during 1994 since the Committee believed that their holdings of outstanding options were sufficient to meet the goals described above. The Board approved of an option grant, effective on commencement of employment on January 4, 1994, on 20,000 shares under the ISOP for a newly-hired executive officer of the Company, who was not a named executive officer. The exercise price for shares granted under the ISOP are determined by the closing price for the Company's stock on the date of grant. Options are exercisable immediately upon grant unless delays are necessary to avoid the statutory limitations on grants established under the Internal Revenue Code. The options are exercisable anytime during a five-year period from date of grant or the date on which the option was first exercisable.

SUMMARY.

    For the past fiscal year, combined salary and bonus have increased for Mr. Robert E. Harmon by 17.3%. For 1994, the Company continued its strong growth record. This growth was evidenced by record sales of $119.7 million, an increase of 21% over 1993 levels. The Company also enjoyed record net earnings of $7.6 million, an 11% increase and record year-end backlog levels. Additionally, the Company completed the acquisition of a significant product line in December 1994 which is expected to improve strategic positioning of the Company. Finally, the return on assets and return on equity comparisons to the peer performance group based on 1993 annual results indicate that the Company's return on assets at 15% and return on equity at 29% rank the Company number one in each category among all members of the performance peer group.

Gerald E. Myers (Chairman)      Douglass Wm. List
Bruce M. Flohr                  Rodney L. Gray

PERFORMANCE GRAPH.

    The Company has included in this proxy statement, a graph of five-year shareholder returns on an indexed basis comparing the Company's common stock performance to other broad market indices or an index of selected peer group companies. The Board of Directors has approved a peer group of the Company and ten other manufacturing and service companies in the railroad supply industry. Revenues (on a 12-month trailing basis) for these companies range from $109,500,000 to $2,641,300,000, as compared to $119.7 Million for the Company. Total Assets for these companies range from $68,400,000 to $1,857,100,000, as compared to $68.4 Million for the Company. The peer group consists of the following companies: Harsco Corporation; Trinity Industries, Inc.; The Timken Companies; Morrison Knudsen Corporation; Varlen Corporation; Brenco, Incorporated; L.B. Foster Company; Union Switch & Signal Corporation; ABC Rail Products,Inc.; Wabash National Corporation and the Company. In addition, the performance graph shows comparisons between the Company, the peer group and the S&P Composite 500 Stock Index. Data points for the performance graph comparisons are included in the Legend below. All indices have been weighted for market capitalization. The following performance graph also sets forth the percentage of cumulative total return for the last fiscal year and cumulative return since January 1, 1990.

                          TOTAL RETURN TO SHAREHOLDERS

    Comparison of Five-Year Cumulative Total Return* Among the Company, Peer Performance Group and S&P Composite 500 Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               HARMON INDUSTRIES     PEER GROUP     S&P 500
Dec. 1989                      100            100         100
Dec. 1990                    53.29          84.94       96.89
Dec. 1991                    75.34         105.23      126.28
Dec. 1992                    176.4         126.81      135.88
Dec. 1993                    338.1         170.46      149.52
Dec. 1994                   288.93         158.24      151.55

*Assumes that the value of the Company's common stock, Performance Peer Group and S&P 500 Index were each $100 on December 31, 1990 and that all dividends were reinvested.

                             DIRECTOR COMPENSATION

    The Board of Directors' compensation package calls for annual fees of $8,000 plus travel expenses to and from the meetings for each director. In addition, the directors who are not employees of the Company receive $500 for each Board or separate committee meeting in which the director participates by attending or through telephonic conference. In addition, each chairman of the respective committees of the Board of Directors receives an annual payment of $500 for acting as chairman of their committee.

    The package also grants each director an annual non-qualified option to purchase 2,000 shares of the Company's Common Stock at a price equal to the closing market price for the last day of May in the year in which the option is granted. This option is exercisable at any time during a two year period following the date of grant. Stock issued under this plan will be subject to a two year trading restriction. In accordance with this package, the Company granted a stock option to purchase up to 2,000 shares to each of its eleven directors on May 30, 1993. These options, which expire May 31, 1995, have an exercise price of $13.38 per share. On May 31, 1994, options for 2,000 shares were granted to each of the directors, which options expire May 31, 1996 and have an exercise price of $20.50 per share. During 1994, outstanding director options for 1,000 shares each were exercised by Messrs. Eagleton, Foudree, Harmon, Kohn, List, Myers, Olsson and Rentz and Ms. Whittaker.

    On December 8, 1994, the Board of Directors approved a compensation package for Mr. Robert E. Harmon, in his capacity as Chairman of the Board effective January 1, 1995. The expanded duties of the Chairman include the following: representing the Company at national trade association meetings; assisting in lobbying efforts; assisting in overseas representation of the Company; assisting the

CEO in acquisitions; assisting in the development of relationships with securities analysts and investors; assisting with sales and promotional calls; providing advisory services to the CEO; and conducting all Board meetings. The Chairman's annual compensation, subject to review each year, will be approximately $147,000 for fiscal 1995 and $73,000 for fiscal 1996.

                       APPROVAL OF SELECTION OF AUDITORS

    Management recommends voting to approve the selection of KPMG Peat Marwick as Auditors for the Company for the forthcoming fiscal year. This firm has served continuously as Auditors for the Company since 1969.

    A representative of KPMG Peat Marwick, LLP will be present at the Annual Meeting of Shareholders and will be available to make a statement, if he or she desires to do so, and to answer appropriate questions asked by the shareholders.

                  APPROVAL OF INCREASE IN THE NUMBER OF SHARES
             COVERED BY COMPANY'S 1990 INCENTIVE STOCK OPTION PLAN.

    Management recommends voting to increase from 500,000 to 650,000 the number of shares covered by the Company's 1990 Incentive Stock Option Plan (the "ISOP Plan"). On September 26, 1990, the Board of Directors adopted the ISOP Plan, subject to approval by a majority of the shares of stock represented at the Company's annual meeting of shareholders in May 1991. At the time the ISOP Plan was adopted, outstanding and previously approved options totaling 378,200 shares were then held by officers of the Company under the Company's 1988 Non-Qualified Option Plan. Those options were terminated by the agreement of the holders thereof, and the Board of Directors then granted options totaling 349,475 shares under the ISOP Plan.

    When approved by the shareholders in May 1991, the ISOP Plan authorized the issuance of a maximum of 500,000 shares of common stock of the Company, then described as approximately 10% of the outstanding shares of the Company's common stock. There are currently approximately 6,900,000 shares outstanding. As of December 31, 1994, the Board of Directors of the Company had awarded options pursuant to the ISOP Plan in an amount totaling 136,975. The Board of Directors favors increasing the number of shares that can be issued upon exercise of such options to provide sufficient shares for use for incentive bonuses for existing and future officers of the Company. Such action would be consistent with past efforts undertaken by the Board of Directors to both increase stock ownership by executives of the Company and more closely align the financial interests of executives of the Company with interests of the shareholders of the Company. The options granted pursuant to the ISOP Plan have no value unless the market price of the common stock of the Company increases subsequent to the grant of the option.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                             SHAREHOLDER PROPOSALS

    Mr. Louis Glaser, 1155 Francis Place, St. Louis, Missouri 63117, owner of 4,800 shares of common stock of the Company in joint tenancy with Roberta Glaser, has informed the Company he intends to present two proposals at the meeting. Although the Company is not required to permit a single shareholder to communicate two proposals in this proxy, the proposals submitted by Mr. Glaser both relate to the single subject of director compensation. For that reason, the Company has in this instance agreed to permit communication of both proposals, which are described separately below and which will be voted on separately at the meeting.

                           SHAREHOLDER PROPOSAL NO. 1

    Mr. Glaser has informed the Company he intends to present the following proposal at the meeting:

       "RESOLVED: that the shareholders of the Company recommend the Company terminate its practice of paying to members of the Board of Directors a fee of $500 for attending meetings by telephonic conference."

    The following statement was submitted by Mr. Glaser in support of such proposal:

    "Payment to Board members of $500.00 for telephonic conversations that may require a few minutes of time is without any basis and can only be considered another windfall and perk granted to the Board member beyond his or her annual salary. A board member receiving an $8,000.00 annual salary should be expected to spend a few minutes on the telephone to cast his or her vote during any such Board meetings."

          STATEMENT OF DIRECTORS "AGAINST" SHAREHOLDER PROPOSAL NO. 1.

    The Company has worked diligently in recent years to create a Board that has a broad range of experience and is geographically diverse. The Board is convinced that this strategy has provided substantial benefits to the Company. In addition, the work of the Board is increasingly allocated to working committees composed of members of the Board. An ancillary result of these two changes is that some Directors can only make their substantial contribution to meetings of the Board and the various working committees of the Board if they are permitted to participate by phone.

    Members of the Board participating in meetings by phone do not incur travel and lodging expenses that are reimbursed by the Company. Accordingly, those members of the Board who can make their substantial contribution to meetings of the Board and the various working committees of the Board without incurring travel expenses will generate cost savings to the Company.

    There is no evidence to suggest that members of the Board who participate in meetings by telephone are either less prepared than those attending in person or unable to provide the same meaningful participation in such meetings that they would be able to provide if attending in person. To the contrary, the experience of the Company suggests that phone participation both requires the same amount of preparation by the Board member participating by phone and does not diminish the ability of such Board member to participate effectively. The proposal does not suggest that members of the Board participating in person at a meeting should not receive the $500 fee for attending such meeting. The Board sees no difference in the benefits to the Company provided by those attending by telephone and those attending in person. Accordingly, the Board believes that participation in either manner warrants receipt of the $500 fee.

    THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                           SHAREHOLDER PROPOSAL NO. 2

    Mr. Glaser has informed the Company he intends to present the following proposal at the meeting:

       "RESOLVED: that the shareholders of the Company recommend the Company terminate its practice of granting options to members of the Board of Directors pursuant to the Company's 1988 Director Stock Option Plan."

    The following statement was submitted by Mr. Glaser in support of such proposal:

    "Board members receive an annual salary of $8,000.00 plus reimbursement of travel expenses to and from the meetings and plus $500.00 for each meeting attended in person. Such basic compensation is adequate payment to such board member for his or her services. To give each member a two-year option within which to purchase the Company's stock at a price below the then prevailing market value would be a windfall and a perk benefitting such member of the Board at the expense of other shareholders who do not receive this risk-free investment opportunity."

          STATEMENT OF DIRECTORS "AGAINST" SHAREHOLDER PROPOSAL NO. 2.

    The 1988 Director Stock Option Plan (the "Plan") provides to each Director each year the option to purchase only 2,000 shares of common stock of the Company. The exercise price for those options is the market price of the common stock of the Company at the time the options are granted, and the options lapse if not exercised within two years. Because the Company has not incurred the expense to cause the Plan to be characterized as a "qualified plan," the Directors do not obtain the tax and securities law benefits that other publicly-traded companies frequently choose to make available to their directors as a part of such an option plan.

    The Company seeks to attract, retain, and motivate the best qualified individuals to serve as members of its Board. The Board believes that the Company would be inhibited in attracting, retaining, and motivating the most qualified and experienced persons were it limited in its ability to compensate such individuals with stock options. The Plan provides an economical form of compensation as it requires no cash and its value is contingent on an increase in the price of the common stock of the Company. The Directors believe that Directors' benefits are not excessive, in view of the very valuable services these experienced business leaders impart to the Company.

    In recent years, many companies have adopted methods of compensating officers and directors that relate compensation to performance of a company's common stock. Compensation like the options provided through the Plan provide the Board with an incentive to identify more closely with the interests of the shareholders of the Company. Benefits of the Plan to Directors are directly related to the value of common stock of the Company and compensate the Directors for providing value to the shareholders.

    Finally, shareholders of the Company voted overwhelmingly at the Company's 1993 annual meeting to double, from 1,000 to 2,000, the number of options made available to each Director pursuant to the Plan. The Board believes the reasons for supporting that change in the Plan remain valid to eliminate the Plan would be disadvantageous to the Company.

    THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                      SHAREHOLDER PROPOSALS--1996 MEETINGS

    In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 1996, such proposal must be received by the Company, in writing, on or before November 12, 1995, to be considered for inclusion in the Company's next Proxy Statement.

                                 OTHER MATTERS

    Management is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert E. Harmon
                                          Chairman
March 31, 1995

PROXY                        HARMON INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 9, 1995

The undersigned holders of shares of Common Stock of Harmon Industries, Inc. (the "Company") hereby appoint Robert E. Harmon and Charles M. Foudree, and each of them, attorneys, agents and proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Country Club of Blue Springs, 1600
N. Circle Drive, Blue Springs, Missouri on Tuesday May 9, 1995, and at any adjournments of such meeting, with all powers which the undersigned would possess if personally present.

1.   Election of eleven (11) Directors - Nominees:     Thomas F. Eagleton, Bruce
                                                       M. Flohr, Charles M.
                                                       Foudree, Rodney L. Gray,
                                                       Robert E. Harmon, Herbert
                                                       M. Kohn, Douglas Wm.
                                                       List, Gerald E. Myers,
                                                       Bjorn E. Olsson, Donald
                                                       V. Rentz, Judith C.
                                                       Whittaker.

     /  / FOR all Nominees    /  / AUTHORITY WITHHELD from all Nominees
    ----                     ----

     /  / FOR all Nominees, except vote(s) withheld for the following
    ----
          Nominee(s):

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
2.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Selection of KPMG Peat
    ----      ----           ----                 Marwick, as auditors for the
                                                  Company.

3.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending an
    ----      ----           ----                 increase from 500,000 to
                                                  650,000 the number of shares
                                                  covered by the Company's 1990
                                                  Incentive Stock Option Plan.

4.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending the
    ----      ----           ----                 Company terminate its practice
                                                  of paying to members of the
                                                  Board of Directors a fee of
                                                  $500 for attending meetings by
                                                  telephonic conference.

5.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending the
    ----      ----           ----                 company terminate its practice
                                                  of granting options to members
                                                  of the Board of Directors
                                                  pursuant to the Company's 1988
                                                  Director Stock Option Plan.

6. Upon such other business as may properly come before said meeting or any adjournment or adjournments thereof.
                 (Please sign reverse side and return promptly)

                                 (Reverse Side)
UNLESS OTHERWISE DIRECTED, THE MANAGEMENT PROXY COMMITTEE WILL VOTE FOR THE ELECTION OF ELEVEN (11) DIRECTORS AS LISTED IN THE PROXY STATEMENT, FOR THE SELECTION OF KPMG PEAT MARWICK, FOR THE RESOLUTION RECOMMENDING AN INCREASE FROM 500,000 TO 650,000 THE NUMBER OF SHARES COVERED BY THE COMPANY'S 1990 INCENTIVE STOCK OPTION PLAN. AGAINST THE RESOLUTION RECOMMENDING THE COMPANY TERMINATE ITS PRACTICE OF PAYING TO MEMBERS OF THE BOARD OF DIRECTORS A FEE OF $500 FOR ATTENDING MEETINGS BY TELEPHONIC CONFERENCE, AND AGAINST THE RESOLUTION RECOMMENDING THE COMPANY TERMINATE ITS PRACTICE OF GRANTING OPTIONS TO MEMBERS OF THE BOARD OF DIRECTORS PURSUANT TO THE COMPANY'S 1988 DIRECTOR STOCK OPTION PLAN.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement of the Company dated March 31, 1995.

                                             DATED                     , 1995
                                                  ---------------------

                                             --------------------------------

                                             (Where stock is registered jointly
                                             in the names of two or more
                                             persons, all should sign.
                                             Signatures should correspond
                                             exactly with the name or names on
                                             the stock certificate.  Executing
                                             partners, trustees, guardians,
                                             etc., should so indicate when
                                             signing.)

                                                  THIS PROXY IS SOLICITED BY THE
                                                        BOARD OF DIRECTORS

                                INSTRUCTION CARD
                             HARMON INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 9, 1995


INSTRUCTIONS TO:    THE MIDAMERICAN BANK & TRUST, TRUSTEE OF THE HARMON
                    INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST,
                    FOR VOTING AT THE ANNUAL MEETING OF SHAREHOLDERS OF HARMON
                    INDUSTRIES, INC. ON MAY 9, 1995.

Please vote the shares held by you for my account as specified upon the proposals listed below:

1.   Election of eleven (11) Directors - Nominees:     Thomas F. Eagleton, Bruce
                                                       M. Flohr, Charles M.
                                                       Foudree, Rodney L. Gray,
                                                       Robert E. Harmon, Herbert
                                                       M. Kohn, Douglas Wm.
                                                       List, Gerald E. Myers,
                                                       Bjorn E. Olsson, Donald
                                                       V. Rentz, Judith C.
                                                       Whittaker.

     /  / FOR all Nominees    /  / AUTHORITY WITHHELD from all Nominees

     /  / FOR all Nominees, except vote(s) withheld for the following
     Nominee(s):

     --------------------------------------------------------------------------

     -------------------------------------------------------------------------
2.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Selection of KPMG Peat
    ----      ----           ----                 Marwick, as auditors for the
                                                  Company.

3.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending an
    ----      ----           ----                 increase from 500,000 to
                                                  650,000 the number of shares
                                                  covered by the Company's 1990
                                                  Incentive Stock Option Plan.

4.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending the
    ----      ----           ----                 Company terminate its practice
                                                  of paying to members of the
                                                  Board of Directors a fee of
                                                  $500 for attending meetings by
                                                  telephonic conference.

5.   /  / FOR  /  / AGAINST   /  / ABSTENTION     Resolution recommending the
    ----      ----           ----                 company terminate its practice
                                                  of granting options to members
                                                  of the Board of Directors
                                                  pursuant to the Company's 1988
                                                  Director Stock Option Plan.

6. Upon such other business as may properly come before said meeting or any adjournment or adjournments thereof.
                 (Please sign reverse side and return promptly)

                                 (Reverse Side)
UNLESS OTHERWISE DIRECTED, THE MANAGEMENT PROXY COMMITTEE WILL VOTE FOR THE ELECTION OF ELEVEN (11) DIRECTORS AS LISTED IN THE PROXY STATEMENT, FOR THE SELECTION OF KPMG PEAT MARWICK, FOR THE RESOLUTION RECOMMENDING AN INCREASE FROM 500,000 TO 650,000 THE NUMBER OF SHARES COVERED BY THE COMPANY'S 1990 INCENTIVE STOCK OPTION PLAN. AGAINST THE RESOLUTION RECOMMENDING THE COMPANY TERMINATE ITS PRACTICE OF PAYING TO MEMBERS OF THE BOARD OF DIRECTORS A FEE OF $500 FOR ATTENDING MEETINGS BY TELEPHONIC CONFERENCE, AND AGAINST THE RESOLUTION RECOMMENDING THE COMPANY TERMINATE ITS PRACTICE OF GRANTING OPTIONS TO MEMBERS OF THE BOARD OF DIRECTORS PURSUANT TO THE COMPANY'S 1988 DIRECTOR STOCK OPTION PLAN.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement of the Company dated March 31, 1995.

                                        DATED                          , 1995
                                             --------------------------

                                        -------------------------------------
                                        Participant's Signature